One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com
FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2011 Results

OLD BRIDGE, New Jersey—May 9, 2011—Blonder Tongue Laboratories, Inc. (NYSE Amex:BDR) today announced its sales and results for the first quarter ended March 31, 2011.  Net sales for the first quarter 2011 were $5,998,000, compared to $5,594,000 for the first quarter 2010.  Net loss for the first quarter of 2011 was $(316,000) or $(0.05) per share, compared to a net loss of $(205,000) or $(0.03) per share for the comparable period in 2010.

The Company’s overall performance can be attributed to the increase in sales of digital video headend products and contract manufactured products along with the reduction in operating expenses due to the previously announced head count and outside consulting fee reductions offset by the decrease in sales across most of the Company’s other product lines.

Sales of digital video headend products were $2,137,000 and $1,742,000 in the first three months of 2011 and 2010, respectively. Sales of contract manufactured products were $624,000 and $213,000 in the first quarter of 2011 and 2010, respectively.  Operating expenses were $2,429,000 and $2,676,000 in the first three months of 2011 and 2010, respectively.

 Commenting on the first quarter 2011, Chairman and Chief Executive Officer James A. Luksch noted, “As we’ve noted over the years, our first quarter is historically our weakest quarter and 2011’s first quarter is no exception. Although we had a small increase in sales relative to 2010, we recorded a slightly higher loss due to lower gross margins. The lower gross margins were primarily due to product mix and are not indicative of any significant trend. Our  key  individual product margins remain strong and annualized margins should be consistent with last year.   We expect to release two new EdgeQAM products that will expand our coverage of satellite applications and a new EdgeQAM product for CATV applications. Expansion of our encoder line should also increase our digital sales. Assuming reasonable success with the many opportunities available to us, we should experience profitable quarters for the balance of the year on increased sales.”

Conference Call Reminder

•	Monday, May 9, 2011
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #372201

About Blonder Tongue

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  With 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2010 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                                                  (unaudited)
	Three months ended
	March 31,
	2011	2010

Net sales	$5,998	$5,594
Gross profit	2,157	2,515
Loss from operations	(272)	(161)
Net loss	$(316)	$(205)
Basic and diluted net loss per share	$(0.05)	$(0.03)
Basic and diluted weighted average shares outstanding:	6,205	6,191

Consolidated Summary Balance Sheets
(in thousands)

(unaudited)

	March 31, 2011	December 31, 2010

Current assets	$13,804	$13,878
Property, plant, and equipment, net	3,774	3,812
Total assets	26,819	26,612
Current liabilities	2,234	1,697
Long-term liabilities	2,818	2,872
Stockholders’ equity	21,767	22,043

Total liabilities and stockholders’ equity	$26,819	$26,612

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